Exhibit 99.1





                               ALLTEL CORPORATION



                        CONSOLIDATED FINANCIAL STATEMENTS
              for the years ended December 31, 1997, 1996 and 1995
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of ALLTEL Corporation:


         We have audited the accompanying consolidated balance sheets of ALLTEL Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended
December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of 360 Communications Company, a company acquired during 1998 in a transaction accounted for as a pooling of interests, as discussed in Note 2, as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. Such statements are included in the consolidated financial statements of ALLTEL Corporation and reflect total assets and total revenues of 34 percent and 30 percent, respectively, of the related consolidated totals in 1997; 34 percent and 26 percent, respectively, of the related consolidated totals in 1996, and 22 percent of total revenues for the year ended December 31, 1995. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for 360 Communications Company, is based solely upon the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ALLTEL Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                  /s/ARTHUR ANDERSEN LLP
Little Rock, Arkansas,
December 1, 1998.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareowners
360 Communications Company


We have audited the accompanying consolidated balance sheets of 360 Communications Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of GTE Mobilnet of South Texas Limited Partnership, New York SMSA Limited Partnership, Orlando SMSA Limited Partnership and Chicago MSA Limited Partnership, equity investees of the Company, for which the Company's investment in these partnerships is $191,275,000 and $121,654,000 at December 31, 1997 and 1996, respectively, and the Company's equity in the net income of these partnerships is $48,344,000, $39,644,000 and $32,753,000 for the years ended December 31, 1997, 1996 and
1995, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us. Our opinion, insofar as it relates to data included for such partnerships, is based solely on the reports of the other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 360 Communications Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                            /s/Ernst & Young LLP

Chicago, Illinois
March 6, 1998

                REPORT OF OTHER INDEPENDENT PUBLIC ACCOUNTANTS




To GTE Mobilnet of South Texas Limited Partnership:

We have audited the accompanying balance sheets of the GTE Mobilnet of South Texas Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GTE Mobilnet of South Texas Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 13, 1998

                 REPORT OF OTHER INDEPENDENT PUBLIC ACCOUNTANTS




To the Partners of the
Chicago SMSA Limited Partnership:

We have audited the balance sheets of the CHICAGO SMSA LIMITED PARTNERSHIP (an Illinois partnership) as of December 31, 1997 and 1996, and the related statements of income, partners' capital and cash flows for the years then ended; such financial statements are not included separately herein. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chicago SMSA Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP

Chicago, Illinois
January 16, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of the New York SMSA Limited Partnership:


We have audited the accompanying balance sheets of the New York SMSA Limited Partnership (the Partnership) as of December 31, 1997 and 1996, and the related statements of income, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the New York SMSA Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                      /s/Coopers & Lybrand L.L.P


New York, New York
February 13, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of the Orlando SMSA Limited Partnership


We have audited the accompanying consolidated balance sheet of the Orlando SMSA Limited Partnership as of December 31, 1997, and the related consolidated statements of income, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Orlando SMSA Limited Partnership as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                     /s/Coopers & Lybrand L.L.P.

Atlanta, Georgia
March 6, 1998

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,
(Dollars in thousands, except per share amounts)


                                                                         1997              1996             1995
                                                                         ----              ----             ----
Revenues and Sales:
    Service revenues                                               $4,033,811        $3,588,233       $3,246,666
    Product sales                                                     511,329           651,234          651,766
                                                                   ----------        ----------       ----------

    Total revenues and sales                                        4,545,140         4,239,467        3,898,432
                                                                   ----------        ----------       ----------

Costs and Expenses:
    Operations                                                      2,377,399         2,150,110        1,954,261
    Cost of products sold                                             494,537           586,651          590,275
    Depreciation and amortization                                     635,464           570,956          524,530
    Provision to reduce carrying value of certain assets               16,874           120,280                -
                                                                   ----------        ----------       ----------

    Total costs and expenses                                        3,524,274         3,427,997        3,069,066
                                                                   ----------        ----------       ----------

Operating Income                                                    1,020,866           811,470          829,366

Other income, net                                                      15,278             6,792            8,043
Interest expense                                                     (261,770)         (237,196)        (272,668)
Gain on disposal of assets, write-down of assets and other            209,651            (2,278)          30,775
                                                                   ----------        ----------       ----------

Income before income taxes                                            984,025           578,788          595,516
Income taxes                                                          394,644           227,532          242,595
                                                                   ----------        ----------       ----------

Net income                                                            589,381           351,256          352,921
Preferred dividends                                                     1,008             1,071            1,158
                                                                   ----------        ----------       ----------

Net income applicable to common shares                             $  588,373        $  350,185       $  351,763
                                                                   ==========        ==========       ==========


Earnings per Share:
    Basic                                                               $2.13             $1.27            $1.28

    Diluted                                                             $2.11             $1.26            $1.27


The accompanying notes are an integral part of these consolidated financial statements.


                                                    CONSOLIDATED BALANCE SHEETS
                                                           December 31,
                                                      (Dollars in thousands)
Assets                                        1997           1996   Liabilities and Shareholders' Equity          1997          1996
-----------------------------------------------------------------   ----------------------------------------------------------------
Current Assets:                                                     Current Liabilities:
 Cash and short-term investments        $   19,683     $   16,428    Current maturities of long-term debt   $   48,028    $   37,798
 Accounts receivable (less allowance                                 Accounts and notes payable                497,142       511,974
     for doubtful accounts of $25,164                                Advance payments and
     and $27,001, respectively)            723,999        719,601     customer deposits                        115,994       106,394
 Materials and supplies                     14,237         17,152    Accrued taxes                              92,527        59,883
 Inventories                                85,631        121,878    Accrued dividends                          55,012        52,440
 Prepaid expenses and other                 37,241         54,790    Other current liabilities                 195,789       173,055
                                        ----------     ----------                                           ----------    ----------
 Total current assets                      880,791        929,849    Total current liabilities               1,004,492       941,544
-----------------------------------------------------------------   ----------------------------------------------------------------

                                                                    Long-term debt                           3,699,519     3,455,920
Investments                              1,228,712      1,184,129   Deferred income taxes                      710,723       779,430
Goodwill and other intangibles           1,637,393      1,548,179   Other liabilities                          432,239       425,218
                                                                    Preferred stock, redeemable                  5,625         6,455

-----------------------------------------------------------------   ----------------------------------------------------------------

Property, Plant and Equipment:
 Wireline                                3,909,756      3,694,690
 Wireless                                2,303,215      1,996,270    Shareholders' Equity:
 Information services                      539,743        506,905     Preferred stock                            9,155         9,198
 Other                                     169,754        160,587     Common stock                             273,411       278,448
 Under construction                        358,323        255,283     Additional capital                       801,936       967,963
                                        ----------     ----------     Unrealized holding gain on investments   300,671       351,867
 Total property, plant and equipment     7,280,791      6,613,735     Retained earnings                      1,332,634       952,131
 Less accumulated depreciation           2,901,382      2,488,770                                           ----------    ----------
                                        ----------     ----------     Total shareholders' equity             2,717,807     2,559,607
 Net property, plant and equipment       4,379,409      4,124,965
-----------------------------------------------------------------   ----------------------------------------------------------------
Other assets                               444,100        381,052
-----------------------------------------------------------------   ----------------------------------------------------------------
                                                                     Total Liabilities
Total Assets                            $8,570,405     $8,168,174     and Shareholders' Equity              $8,570,405    $8,168,174
                                        ==========     ==========                                           ==========    ==========


     The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,
(Dollars in thousands)

                                                                            1997             1996            1995
                                                                            ----             ----            ----
Cash Provided from Operations:
   Net income                                                         $  589,381      $   351,256       $ 352,921
   Adjustments to reconcile net income to net cash
     provided from operations:
      Depreciation and amortization                                      635,464          570,956         524,530
      Provision to reduce carrying value of certain assets,
         gain on disposal of assets, write-down of
         assets, and other                                              (109,741)          74,197         (19,849)
      Other, net                                                          93,887           85,268          84,905
      Increase in deferred income taxes                                   41,523           83,386         101,513
   Changes in operating assets and liabilities:
      Accounts receivable                                               (137,077)         (76,841)       (108,627)
      Inventories and materials and supplies                               6,558          (15,225)         12,693
      Accounts payable                                                    13,297          181,939         (38,676)
      Other current liabilities                                           45,288          (24,765)          1,314
      Other, net                                                           2,837          (40,358)        (66,185)
                                                                      ----------       ----------       ---------
         Net cash provided from operations                             1,181,417        1,189,813         844,539
                                                                      ----------       ----------       ---------
Cash Flows from Investing Activities:
   Additions to property, plant and equipment                           (826,886)        (763,824)       (846,715)
   Additions to capitalized software development costs                   (74,225)         (78,319)        (52,308)
   Additions to other intangible assets                                 (146,526)               -               -
   Additions to investments                                             (124,295)         (44,263)        (54,206)
   Purchase of property, net of cash acquired                           (112,852)        (352,533)              -
   Proceeds from the sale of investments                                 189,759           30,371               -
   Proceeds from the sale of assets                                      202,300           38,687         212,911
   Other, net                                                            (72,829)         (46,258)        (56,427)
                                                                      ----------      -----------       ---------
         Net cash used in investing activities                          (965,554)      (1,216,139)       (796,745)
                                                                      ----------      -----------       ---------


Cash Flows from Financing Activities:
   Dividends on preferred and common stock                              (206,312)        (198,095)       (182,270)
   Reductions in long-term debt                                          (42,647)      (1,642,468)       (277,636)
   Purchase of common stock                                             (212,012)         (79,126)              -
   Preferred stock redemptions and purchases                                (873)            (704)         (1,137)
   Distributions to minority investors                                   (45,063)         (35,426)         (6,971)
   Contributions from minority investors                                       -            5,636          35,168
   Long-term debt issued                                                 282,611        1,948,874         376,646
   Common stock issued                                                    11,688            3,619          17,225
                                                                      ----------      -----------       ---------
         Net cash (used in) provided from financing activities          (212,608)           2,310         (38,975)
                                                                      ----------      -----------       ---------


Increase (decrease) in cash and short-term investments                     3,255          (24,016)          8,819

Cash and Short-term Investments:
   Beginning of the year                                                  16,428           40,444          31,625
                                                                      ----------      -----------       ---------
   End of the year                                                    $   19,683      $    16,428       $  40,444
                                                                      ==========      ===========       =========

Supplemental Cash Flow Disclosures:

   Interest paid                                                      $  250,360      $   202,478       $ 268,991
   Income taxes paid                                                  $  270,635      $   206,282       $ 107,190


  The accompanying notes are an integral part of these consolidated financial statements.

                                                                  14

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the years ended December 31,
(Dollars in thousands)

                                                             1997            1996            1995
                                                             ----            ----            ----
Preferred Stock:
   Balance at beginning of the year                    $    9,198      $    9,241      $    9,320
   Conversion of preferred stock                              (43)            (43)            (79)
                                                       ----------      ----------      ----------
   Balance at end of the year                               9,155           9,198           9,241
                                                       ----------      ----------      ----------


Common Stock:
   Balance at beginning of the year                       278,448         275,651         274,364
   Acquisition of subsidiaries                                872           4,810               -
   Employee plans, net                                        618             439           1,227
   Conversion of preferred stock and debentures                67              28              60
   Repurchase of stock                                     (6,594)         (2,480)              -
                                                       ----------      ----------      ----------
   Balance at end of the year                             273,411         278,448         275,651
                                                       ----------      ----------      ----------


Additional Capital:
   Balance at beginning of the year                       967,963         641,799         625,572
   Acquisition of subsidiaries                             26,348         145,503               -
   Employee plans, net                                     11,070           3,180          15,998
   Conversion of preferred stock and debentures               266             100             229
   Repurchase of stock                                   (205,418)        (76,646)              -
   Capital contributions by Sprint Corporation
      in connection with spinoff of a subsidiary                -         253,160               -
   Other, net                                               1,707             867               -
                                                       ----------      ----------      ----------
   Balance at end of the year                             801,936         967,963         641,799
                                                       ----------      ----------      ----------


Unrealized Holding Gain on Investments:
   Balance at beginning of the year                       351,867         208,681          84,275
   Change in unrealized holding gain
     on investments                                       (51,196)        143,186         124,406
                                                       ----------      ----------      ----------
   Balance at end of the year                             300,671         351,867         208,681
                                                       ----------      ----------      ----------


Retained Earnings:
   Balance at beginning of the year                       952,131         802,261         635,601
   Net income for the year                                589,381         351,256         352,921
   Dividends:
     Common                                              (207,870)       (200,315)       (185,103)
     Preferred                                             (1,008)         (1,071)         (1,158)
                                                       ----------      ----------      ----------
   Balance at end of the year                           1,332,634         952,131         802,261
                                                       ----------      ----------      ----------
   Total shareholders' equity                          $2,717,807      $2,559,607      $1,937,633
                                                       ==========      ==========      ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                                                   15


BUSINESS SEGMENTS
For the years ended December 31,
(Dollars in thousands)

                                                                   1997               1996               1995
                                                                   ----               ----               ----
      Revenues and Sales:
         Wireless                                            $1,838,544         $1,544,537         $1,198,942
         Wireline                                             1,233,968          1,167,408          1,208,724
         Emerging businesses                                     52,002             10,221                  -
                                                             ----------         ----------         ----------
             Total communications                             3,124,514          2,722,166          2,407,666
         Information services                                   974,151            960,075            929,727
         Product distribution                                   360,042            452,585            448,359
         Other operations                                       118,880            137,355            139,705
         Less: intercompany eliminations                        (32,447)           (32,714)           (27,025)
                                                             ----------         ----------         ----------
             Total                                           $4,545,140         $4,239,467         $3,898,432
                                                             ==========         ==========         ==========

      Operating Income:
         Wireless                                            $  460,453         $  370,228         $  262,031
         Wireline                                               449,985            409,317            418,589
         Emerging businesses                                    (22,149)            (9,197)                 -
                                                             ----------         ----------         ----------
             Total communications                               888,289            770,348            680,620
         Information services                                   144,928             65,367            130,603
         Product distribution                                    13,922             23,464             27,142
         Other operations                                         8,010             10,503              6,262
         Corporate expenses                                     (34,283)           (58,212)           (15,261)
                                                             ----------         ----------         ----------
             Total                                           $1,020,866         $  811,470         $  829,366
                                                             ==========         ==========         ==========

      Identifiable Assets:
         Wireless                                            $3,990,529         $3,581,312         $2,657,837
         Wireline                                             2,744,525          2,679,813          2,663,904
         Emerging businesses                                     39,343              1,505                  -
                                                             ----------         ----------         ----------
             Total communications                             6,774,397          6,262,630          5,321,741
         Information services                                   806,015            783,738            745,451
         Product distribution                                    68,534            126,339            169,903
         Other operations                                        46,979             56,091             58,243
         Corporate                                              874,480            939,376            759,289
                                                             ----------         ----------         ----------
             Total                                           $8,570,405         $8,168,174         $7,054,627
                                                             ==========         ==========         ==========

      Capital Expenditures:
         Wireless                                            $  372,975         $  395,055         $  444,925
         Wireline                                               271,305            278,119            308,468
         Emerging businesses                                     66,915              1,503                  -
                                                             ----------         ----------         ----------
             Total communications                               711,195            674,677            753,393
         Information services                                    87,937             83,530             77,871
         Product distribution                                     1,465                974              2,034
         Other operations and corporate                          26,289              4,643             13,417
                                                             ----------         ----------         ----------
             Total                                           $  826,886         $  763,824         $  846,715
                                                             ==========         ==========         ==========

      Depreciation and Amortization Expense:
         Wireless                                            $  267,049         $  215,440         $  169,587
         Wireline                                               241,839            228,054            236,486
         Emerging businesses                                      1,295                 15                  -
                                                             ----------         ----------         ----------
             Total communications                               510,183            443,509            406,073
         Information services                                   112,316            112,911            102,033
         Product distribution                                       800              1,409              1,277
         Other operations and corporate                          12,165             13,127             15,147
                                                             ----------         ----------         ----------
             Total                                           $  635,464         $  570,956         $  524,530
                                                             ==========         ==========         ==========

Note:  A.  Corporate expenses for 1997 and 1996 include pretax write-downs to reduce the carrying value of the Company's wire and cable subsidiary of $16.9 million and $45.3 million, respectively.  (See Note 9.)
       B.  Information services' operating income for 1996 includes pretax write-downs of $75.0 million to reduce the carrying value of certain assets.  (See Note 9.)
       C.  Refer to page 17 for additional information concerning business segments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    Accounting Policies:

      Description of Business - ALLTEL Corporation ("ALLTEL" or the "Company") is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries that provide wireline local, long-distance, network access and internet services, wireless communications and information processing management services and advanced applications software.

      Business Segments - The Company's communications operations consists of its wireless, wireline and emerging businesses segments. Wireless communications and paging services are provided in 22 states in four major domestic markets: Southeast, Mid-Atlantic, Midwest and West. The Company's wireline subsidiaries provide local service and network access in 14 states. Emerging businesses include the Company's long-distance, local competitive access ("CLEC"), and internet access operations. During 1998, the Company began offering network management and Personal Communications Services ("PCS"), and operating results of these two additional start-up operations will be included in emerging businesses beginning in 1998. Long-distance and internet access services are marketed in the majority of states in which the Company provides communications services. The CLEC and network management operations are provided in select areas within the Company's geographically focused communications markets. In March 1998, ALLTEL began offering PCS in Jacksonville, Florida, and the Company expects to begin offering PCS in other markets in the near future.

      Information services provides information processing management, outsourcing services and application software, primarily to financial and telecommunications clients. The principal markets for information services' products and services are commercial banks and financial institutions and telecommunications companies in the United States and major international markets.

      Product distribution sells communications and data products to affiliated and non-affiliated communications companies and related industries in the United States. Prior to May 1997, product distribution also included the wire and cable operations which were sold in 1997. (See Note 9.) Other operations primarily consist of directory publishing operations. Corporate identifiable assets consist principally of cash, investments and headquarters facilities and equipment. Corporate items represent general corporate expenses and assets not allocated to segments. (Refer to Page 16 for a schedule of business segment information.)

      Basis of Presentation - ALLTEL prepares its consolidated financial statements in accordance with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

      The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies and majority-owned partnerships. Investments in 20% to 50% owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20% owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements. Certain prior year amounts have been reclassified to conform with the 1997 financial statement presentation.

      Service revenues consist of local service, network access, long distance and miscellaneous wireline operating revenues, wireless access and network usage revenues, information services' data processing and software maintenance revenues. Product sales revenues primarily consist of the product distribution and directory publishing operations and information services' software licensing revenues and equipment sales.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Transactions with Certain Affiliates - ALLTEL Supply, Inc. sells equipment and materials to wireline subsidiaries of the Company ($115.8 million in 1997, $109.2 million in 1996 and $127.9 million in 1995) as well as to other non-affiliated communications companies and related industries. The cost of equipment and materials sold to such subsidiaries is included, principally, in wireline plant in the consolidated financial statements. ALLTEL Information Services, Inc. provides the data processing services for the Company's wireline operations ($103.9 million in 1997, $103.2 million in 1996 and $95.7 million in 1995) in addition to other non-affiliated companies. Directory publishing services are provided to the wireline subsidiaries by ALLTEL Publishing Corporation ("Publishing"). Wireline revenues and sales include directory royalties received from Publishing ($33.5 million in 1997, $32.2 million in 1996 and $26.9 million in 1995). These intercompany transactions have not been eliminated because the directory royalty revenues earned from Publishing and the prices charged by the supply and information services subsidiaries are included in the wireline subsidiaries' rate base and/or are recovered through the regulatory process.

      Regulatory Accounting - The Company's wireline subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS 71 requires the Company's wireline subsidiaries to depreciate wireline plant over useful lives as approved by regulators, which could be longer than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's wireline subsidiaries periodically review the applicability of SFAS 71 based on the developments in their current regulatory and competitive environments.

      Cash and Short-term Investments - Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.

      Inventories - Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method of valuation.

      Investments - Investments in equity securities are recorded at fair value in accordance with Statement of Financial Accounting Standards No. 115 (See Note 4). Investments in unconsolidated partnerships are accounted for using the equity method (See Note 3). All other investments are accounted for using the cost method. Investments were as follows at December 31 (in thousands):
                                                            1997            1996
                                                            ----            ----
         Equity securities                            $  575,501      $  695,497
         Investments in unconsolidated partnerships      580,029         449,184
         Other cost investments                           73,182          39,448
                                                      ----------      ----------
                                                      $1,228,712      $1,184,129
                                                      ==========      ==========

      Investments in unconsolidated partnerships include the excess of the purchase price over the underlying net book value of cellular partnerships of $300.7 million and $248.2 million as of December 31, 1997 and 1996, respectively. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $6.5 million, $5.8 million and $5.8 million, respectively, and is included in other income, net, in the accompanying consolidated statements of income (See Note 13).

      Goodwill and Other Intangibles - Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis for periods up to 40 years. The Company has acquired identifiable intangible assets through its acquisitions of interests in various cellular systems and acquisitions of wireline properties. The cost of acquired entities is allocated to identifiable assets at the date of the acquisition and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. Intangible assets related to the acquisition of entities in which the Company does not have a controlling interest are included in investments in unconsolidated partnerships. At December 31, 1997 and 1996, goodwill, net of amortization, was $1,483.4 million and $1,548.2 million, respectively. Amortization expense amounted to $44.7 million in 1997, $39.6 million in 1996 and $37.0 million in 1995.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Other intangibles consist of the cost of PCS licenses acquired in 1997. The PCS licenses will be amortized upon commencement of operations on a straight-line basis over 40 years. The carrying value of goodwill and other intangibles is periodically evaluated by the Company for the existence of impairment on the basis of whether the intangible assets are fully recoverable from projected, undiscounted net cash flows of the related business unit. If not fully recoverable from projected undiscounted cash flows, an impairment loss is recognized for the difference between the carrying value of the intangible asset and its estimated fair value based on discounted net future cash flows.

      Property, Plant and Equipment - Property, plant and equipment are stated at original cost. The Company capitalizes interest during periods of construction. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation expense amounted to $565.7 million in 1997, $503.3 million in 1996 and $458.0 million in 1995. The composite depreciation rates by class of property as a percent of average depreciable plant and equipment were:

                                           1997     1996    1995
                                           ----     ----    ----
           Wireline                         6.3%     6.2%    6.5%
           Wireless                        10.2     10.1    10.5
           Information services            17.0     16.8    15.7
           Other                            6.2      6.8     6.3

      Revenue Recognition - Communications revenues are recognized when earned as determined by contractual arrangements with customers and are primarily derived from usage of the Company's networks and facilities or under revenue-sharing arrangements with other telecommunications carriers. Information services revenues consist of data processing revenue recognized as services are performed, software licensing revenue recognized when delivery of the software occurs, and software maintenance revenue recognized ratably over the maintenance period. Certain long-term contracts are accounted for using the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. Due to the uncertainty of these estimates, it is reasonably possible that these estimates could change in the near term and the change could be material to the accompanying consolidated financial statements. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

      Included in accounts receivable and other assets are unbilled receivables primarily related to the information services segment totaling $185.9 million and $176.9 million at December 31, 1997 and 1996, respectively. Included in these unbilled receivables are amounts totaling $94.5 million and $82.1 million at December 31, 1997 and 1996, respectively, which represent costs and estimated earnings in excess of billings related to long-term contracts accounted for under the percentage-of-completion method.

      Computer Software Development Costs - For the Company's information services operations, research and development expenditures related to internally developed computer software are charged to expense as incurred. The development costs of software to be marketed are charged to expense until technological feasibility is established. After that time, the remaining software development costs are capitalized and recorded in other assets in the accompanying consolidated balance sheets. As of December 31, 1997 and 1996, capitalized software development costs, net of amortization, were $206.6 million and $197.9 million, respectively. Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, not exceeding six years. Amortization expense amounted to $25.1 million in 1997, $28.1 million in 1996 and $29.5 million in 1995.

      The carrying value of capitalized software development costs is periodically evaluated by the Company. If the net realizable value of the capitalized software development costs is less than its carrying value, an impairment loss is recognized. The determination of net realizable value requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues generated by the software, estimated economic life of the software and changes in

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS software and hardware technologies. Accordingly, it is reasonably possible that estimates of anticipated future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially impacting the carrying value of capitalized software development costs. As a result of this periodic evaluation, the Company recorded a write-down of software in 1996. (See Note 9.)

      Earnings Per Share - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which established new standards for computing and presenting earnings per share information. As required, the Company adopted the provisions of SFAS 128 in its year-end 1997 financial statements and has restated all prior-year earnings per share information. Basic earnings per share of common stock was determined by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all outstanding preferred stocks and issued and unexercised stock options. Options to purchase approximately 2,447,000 and 1,326,000 shares of common stock at December 31, 1997 and 1996, respectively, were excluded from the computation of diluted earnings per share because the effect was antidilutive. A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows:


      (Amounts in thousands, except per share amounts)                     1997            1996           1995
      ------------------------------------------------                     ----            ----           ----
      Basic Earnings per Share:
      -------------------------
      Net income applicable to common shares                           $588,373        $350,185       $351,763

      Weighted average common shares                                    276,590         276,637        275,232
        outstanding for the year

      Basic earnings per share of common stock                            $2.13           $1.27          $1.28
                                                                          =====           =====          =====

      Diluted Earnings per Share:
      ---------------------------
      Net income applicable to common shares                           $588,373        $350,185       $351,763
      Adjustments for convertible securities:
        Preferred stocks                                                    206             220            236
                                                                       --------        --------       --------
      Net income applicable to common shares
        Assuming conversion of above securities                        $588,579        $350,405       $351,999
                                                                       ========        ========       ========

      Weighted average common shares                                    276,590         276,637        275,232
        outstanding for the year
      Increase in shares which would result from:
        Exercise of stock options                                         1,431           1,233          1,324
        Conversion of convertible preferred stocks                          523             559            603
                                                                         ------         -------        -------
      Weighted average common shares, assuming
        Conversion of the above securities                              278,544         278,429        277,159
                                                                        =======         =======        =======

      Diluted earnings per share of common stock                          $2.11           $1.26          $1.27
                                                                          =====           =====          =====

2.    Merger:

      On July 1, 1998, the Company completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of the Company. In connection with the merger, each outstanding share of 360 common stock was converted into the right to receive .74 shares of the Company's common stock, 89.8 million common shares in the aggregate. The merger qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests. Accordingly, the accompanying financial statements have been restated to include the accounts and results of operations of 360 for all periods presented. The combined results include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Separate and combined results of operations are as follows:

                                                                           For the Year Ended December 31,
                                                Six Months Ended     ------------------------------------------
      (In thousands)                             June 30, 1998          1997            1996            1995
      --------------                             -------------          ----            ----            ----
      Revenues:
         ALLTEL                                     $1,781,454       $3,263,563      $3,192,418      $3,109,725
         360                                           753,448        1,347,172       1,095,872         834,415
         Eliminations and reclassifications            (52,032)         (65,595)        (48,823)        (45,708)
                                                    ----------       ----------      ----------      ----------
            Combined                                $2,482,870       $4,545,140      $4,239,467      $3,898,432
                                                    ==========       ==========      ==========      ==========
      Net Income (loss):
         ALLTEL                                       $320,449         $507,886        $291,737        $354,616
         360                                            81,239           81,495          59,519          (1,695)
                                                      --------         --------        --------        --------
            Combined                                  $401,688         $589,381        $351,256        $352,921
                                                      ========         ========        ========        ========

      Prior to March 7, 1996, 360 was a subsidiary of Sprint Corporation ("Sprint"). On March 7, 1996, Sprint effected a tax-free spinoff of 360 to Sprint shareholders. In conjunction with the spinoff, 360 repaid $1.4 billion of intercompany debt to Sprint, and Sprint contributed the remaining intercompany debt, net of receivables from affiliates, to 360 as additional paid-in capital. Funding for the repayment was derived from the proceeds of $900 million of senior notes issued under an indenture and approximately $500 million of initial borrowings under a revolving credit facility with a number of banks and institutional lenders. In addition, a recapitalization of 360's common stock was effected pursuant to which 360 split its 10 shares of issued and outstanding common stock into 116.7 million new shares of common stock to allow for the pro rata distribution of 360 stock to the Sprint shareholders. This distribution was effected as a tax-free dividend.

      Prior to the spinoff, 360 borrowed from Sprint and certain affiliates to the extent cash requirements were not met through cash flows from operations and cash contributions from minority partners. Interest expense on intercompany debt was $23.5 million and $127.2 million in 1996 and 1995, respectively.

3.    Investments in Unconsolidated Partnerships

      The Company has investments in 26 cellular entities in which it holds a minority interest. The interest owned in each unconsolidated partnership ranges from .82% to 49%. Condensed combined financial information, a portion of which is unaudited, for investments in unconsolidated partnerships accounted for under the equity method is as follows:

                                                                   For the Year Ended December 31,
                                                          ----------------------------------------------------
      (In thousands)                                                1997              1996             1995
      -------------                                                 ----              ----             ----
      Results of operations:
        Operating revenues                                    $2,779,253        $2,706,525       $2,226,312
                                                              ----------        ----------       ----------

        Cost of equipment sales                                   81,234            97,691           43,954
        Operating, selling, general, administrative
           and other expenses                                  1,660,192         1,603,794        1,331,041
        Depreciation and amortization                            298,653           281,126          251,005
                                                              ----------        ----------       ----------
           Total operating expenses                            2,040,079         1,982,611        1,626,000
                                                              ----------        ----------       ----------

        Operating income                                         739,174           723,914          600,312
        Non-operating income (expenses)                           12,622               883          (14,194)
                                                              ----------        ----------       ----------
        Income before cumulative effects
           of changes in accounting principles                   751,796           724,797          586,118
        Cumulative effects of changes in
           accounting principles, net                            (19,278)                -                -
                                                              ----------        ----------       ----------
        Net income                                            $  732,518        $  724,797       $  586,118
                                                              ==========        ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  December 31,
                                        --------------------------------
                                                 1997             1996
                                                 ----             ----
       Assets
         Current assets                    $  609,737       $  655,695
         Noncurrent assets                  2,287,621        2,131,790
                                           ----------       ----------
                                           $2,897,358       $2,787,485
                                           ==========       ==========
      Liabilities and equity
         Current liabilities               $  276,276       $  469,847
         Long-term liabilities                 15,025           12,327
         Minority interests                         -            3,384
         Equity                             2,606,057        2,301,927
                                           ----------       ----------
                                           $2,897,358       $2,787,485
                                           ==========       ==========


4.    Financial Instruments and Investment Securities:

      The carrying amount of cash and short-term investments approximates fair value due to the short maturity of the instruments. The fair value of investments was $1,228.7 million in 1997 and $1,184.1 million in 1996 based on quoted market prices and the carrying value of investments for which there is no quoted market price. The fair value of the Company's long-term debt, after deducting current maturities, was estimated to be $3,804.6 million in 1997 and $3,465.6 million in 1996 compared to a carrying value of $3,699.5 million in 1997 and $3,455.9 million in 1996. The fair value estimates were based on the overall weighted rates and maturity compared to rates and terms currently available in the long-term financing markets. The fair value of the Company's redeemable preferred stock was estimated to be $17.5 million in 1997 and $16.6 million in 1996 compared to a carrying amount of $5.6 million in 1997 and $6.5 million in 1996. The fair value estimates were based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company and the carrying value of the Series A redeemable preferred stock for which there is no quoted market price. The fair value of all other financial instruments were estimated by management to approximate the carrying value.

      Equity securities owned by the Company have been classified as available-for-sale and are reported at fair value, with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity. The Company had unrealized gains, net of tax, on its investment in MCI WorldCom, Inc. (formerly WorldCom, Inc.) of $300.7 million, $351.9 million and $208.7 million at December 31, 1997, 1996 and 1995, respectively. The unrealized gains, including the related tax impact, are non-cash items and accordingly have been excluded from the accompanying consolidated statements of cash flows. All other unrealized gains and losses on investments in equity securities are not material to the Company's financial position or results of operations. During 1997, the Company sold a portion of its investment in MCI WorldCom, Inc. (See
      Note 10.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.    Debt:

      Long-term debt, after deducting current maturities, was as follows at December 31:

                                                                                               (Thousands)
                                                                                      --------------------------
                                                                                            1997            1996
                                                                                            ----            ----

      Debentures and notes, without collateral,
        Weighted rate 7.3% in 1997 and 1996
        Weighted maturity 10 years in 1997 and 11 years in 1996                       $2,512,312      $2,339,919

      Subsidiary credit facility borrowings,
        Weighted rate 6.5% in 1997 and 6.0% in 1996
        Weighted maturity 5 years in 1997 and 1996                                       600,000         680,000

      Rural Telephone Bank and Federal Financing Bank notes,
        Weighted rate 7.7% in 1997 and 1996
        Weighted maturity 16 years in 1997 and 17 years in 1996                          255,006         262,547

      Revolving credit agreement,
        Weighted rate 6.5% in 1997 and 7.1% in 1996
        Weighted maturity 5 years in 1997 and 1996                                       247,920          83,700

      Rural Utilities Service notes,
        Weighted rate 4.5% in 1997 and 4.4% in 1996
        Weighted maturity 16 years in 1997 and 1996                                       61,917          66,911

      First mortgage bonds and collateralized notes,
        Weighted rate 8.4% in 1997 and 8.7% in 1996
        Weighted maturity 4 years in 1997 and 5 years in 1996                             15,864          14,485

      Industrial revenue bonds and collateralized notes, Weighted rate 5.4% in 1997 and 6.0% in 1996

        Weighted maturity 10 years in 1997 and 1996                                        6,500           8,358
                                                                                      ----------      ----------
           Total long-term debt                                                       $3,699,519      $3,455,920
                                                                                      ==========      ==========

                 Weighted rate                                                              7.1%            7.0%
                 Weighted maturity                                                     9.5 years      10.3 years


      At December 31, 1997, ALLTEL had a $750 million revolving credit agreement with a termination date of October 1, 2002, with provision for annual extensions. In July 1998, the terms of the revolving credit agreement were amended and provide for a line of credit of $1 billion with a termination date of October 1, 2003. The revolving credit agreement provides for a variety of pricing options. In connection with its merger with 360, the Company in July 1998 repaid all borrowings outstanding under a separate $1 billion revolving credit facility of 360
      ("Subsidiary credit facility").

      In February 1997, a subsidiary filed a shelf registration with the Securities and Exchange Commission which became effective and provided for the issuance, from time to time, of up to $500 million in aggregate initial offering price of unsecured debt securities and/or warrants to purchase debt securities. The net proceeds to be received will be available for general purposes and may be used for the repayment of short-term debt and borrowings under the Subsidiary credit facility and for the funding of future acquisitions, capital expenditures and working capital requirements. On March 17, 1997, the subsidiary issued $200 million in aggregate principal amount of 7.6% Notes due 2009. The net proceeds from the sale of these debt securities were used to repay a portion of the long-term indebtedness outstanding under the Subsidiary credit facility.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The indentures and agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to payment of dividends by the Company amounted to $1,323.4 million at December 31, 1997. Certain properties have been pledged as collateral on $339.3 million of obligations.

      Interest expense on long-term debt amounted to $260.6 million in 1997, $235.8 million in 1996 and $271.6 million in 1995. Maturities and sinking fund requirements for the four years after 1998 for long-term debt outstanding, excluding the revolving credit agreement, as of December 31, 1997, were $54.3 million, $44.9 million, $48.1 million and $48.8 million for the years 1999 through 2002, respectively.

6.    Common Stock:

      At December 31, 1997, there were 500 million shares of $1 par value common stock authorized of which 273,410,553 and 278,448,412 shares were outstanding at December 31, 1997 and 1996, respectively. In June 1998, the Company increased the number of authorized shares of its common stock to 1 billion. At December 31, 1997, the Company had 20,192,678 common shares reserved for issuance in connection with convertible preferred stock (851,495) and stock options (19,341,183).

      The Company has stock-based compensation plans. Under these plans, the Company may grant fixed and performance-based incentive and non-qualified stock options to officers and other key employees. The maximum number of shares of the Company's common stock that may be issued to officers and other key employees under all stock options plans in effect at December 31, 1997 are 19,319,669 shares. Fixed options granted under the stock option plans generally become exercisable in one to five years from the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years from the date of grant. Performance-based options were granted for the first time in 1997, and such options become exercisable one year from the date in which certain performance goals related to operating income growth and return on invested capital are achieved for the four most recent consecutive calendar quarters. Four separate levels of performance goal targets have been established, each specifying different minimum growth and return rates. Depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable.

      Under the 1994 Stock Option Plan for Nonemployee Directors (the "Directors' Plan"), the Company grants fixed, non-qualified stock options to directors for up to 1,000,000 shares of common stock. Under the Directors' Plan, directors receive a one-time grant to purchase 10,000 shares of common stock. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 3,500 shares). Options granted under the Directors' Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.

      For all plans, the exercise price of the option equals the market value of the Company's common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. Any performance-based option that remains unvested as of January 29, 2003, will expire.

      For stock options granted subsequent to January 1, 1995, the fair value of each option was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                           1997           1996         1995
                                           ----           ----         ----
         Expected life                5.6 years      5.5 years    5.5 years
         Expected volatility              21.6%          23.8%        25.3%
         Dividend yield                    2.9%           2.0%         1.9%
         Risk-free interest rate           6.2%           6.1%         6.8%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The following is a summary of stock options outstanding, granted, exercised, forfeited and expired under the Company's stock-based compensation plans:

                                                                                           Weighted Average Price
                                                              Shares                              Per Share
                                             ---------------------------------------    ---------------------------
                                                   1997           1996          1995       1997      1996      1995
                                                   ----           ----          ----       ----      ----      ----
        Outstanding at beginning of period    6,526,562      5,659,152     7,147,884     $24.75    $22.28    $20.31
        Granted                               4,411,398      1,459,214       246,368      32.75     31.75     23.50
        Exercised                              (892,854)      (436,588)   (1,477,390)     20.30     14.95     12.47
        Forfeited                              (354,892)      (155,216)     (257,710)     28.67     27.93     25.05
        Expired                                 (45,034)             -             -      25.79         -         -
                                              ---------      ---------     ---------     ------    ------    ------
        Outstanding at end of period          9,645,180      6,526,562     5,659,152     $28.68    $24.75    $22.28

        Exercisable at end of period          3,814,026      3,628,833     3,173,574     $23.56    $21.55    $19.65
        Nonvested at end of period:
           Fixed                              5,544,654      2,897,729     2,485,578
           Performance-based                    286,500              -             -
        Weighted average fair value of stock
           options granted during the year        $7.56          $8.93        $11.97


      The following is a summary of stock options outstanding as of December 31, 1997:

                                       Options Outstanding                                Options Exercisable
        ---------------------------------------------------------------------          ---------------------------
                                                 Weighted            Weighted                          Weighted
                                                  Average             Average                           Average
          Range of              Number of        Remaining        Exercise Price       Number of     Exercise Price
         Exercise Price          Options     Contractual Life        Per Share          Options        Per Share
        ----------------       -----------   ----------------        ---------         ----------      ---------
        $10.21 - $16.98            652,548         2.5 years           $13.35            652,548         $13.35
        $20.00 - $25.90          1,320,089         4.6 years            20.83          1,206,170          20.55
        $26.12 - $32.52          5,204,982         7.7 years            29.75          1,923,267          28.72
        $33.88 - $36.44          2,432,041         9.7 years            34.54             32,041          34.34
        $39.19 - $47.30             35,520         8.2 years            43.24                  -              -
                                 ---------         ---------           ------          ---------         ------
                                 9,645,180         7.3 years           $28.68          3,814,026         $23.56
                                 =========         =========           ======          =========         ======



      The Company applies the provisions of Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized by the Company in the accompanying consolidated statements of income for any of the fixed stock options granted. Compensation cost for performance-based options is recognized as expense over the expected vesting period and is adjusted for changes in the market value of the Company's common stock. Compensation cost for the performance-based options amounted to $547,000 in 1997. Had compensation cost for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

        (In thousands, except per share amounts)                     1997           1996         1995
        ----------------------------------------                     ----           ----         ----
        Net income                          As reported          $589,381       $351,256     $352,921
                                            Pro forma            $583,749       $346,985     $352,232

        Basic earnings per share            As reported             $2.13          $1.27        $1.28
                                            Pro forma               $2.11          $1.25        $1.28

        Diluted earnings per share          As reported             $2.11          $1.26        $1.27
                                            Pro forma               $2.09          $1.24        $1.27


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The pro forma net income and earnings per share amounts reflect only the effect of stock options granted subsequent to January 1, 1995. Accordingly, the pro forma amounts may not be representative of the future effects on reported net income and earnings per share that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards may be granted each year.

7.    Employee Benefit Plans:

      The Company has a trusteed, non-contributory, defined benefit pension plan which provides retirement benefits for eligible employees of the Company. Pension benefits are based on an employee's years of service and compensation. The Company's funding policy for the defined benefit contributions is to satisfy the funding requirements of the Employees' Retirement Income Security Act of 1974 ("ERISA"). Certain key officers have unfunded executive compensation agreements that provide retirement benefits in lieu of payments under the Company's pension plan.

      Pension expense (credit), including provision for executive compensation agreements, totaled $(5,327,000) in 1997, $577,000 in 1996 and $5,662,000
      in 1995.

      Pension expense (credit) includes the following components:

                                                                    (Thousands)
                                                     -------------------------------------
                                                         1997          1996          1995
                                                         ----          ----          ----
       Benefits earned during the year                $10,415       $12,589       $14,966
       Interest cost on projected
        benefit obligation                             24,401        23,597        22,301
       Actual return on plan assets                   (65,702)      (40,660)      (61,720)
       Net amortization and deferral                   25,559         5,051        30,115
                                                      -------       -------       -------
       Pension expense (credit)                       $(5,327)      $   577       $ 5,662
                                                      =======       =======       =======

      The following table presents the funded status of the plan at December 31:

                                                                             (Thousands)
                                                                     -------------------------
                                                                         1997             1996
                                                                         ----             ----
      Actuarial present value of accumulated benefit
         obligation, including vested benefits
         of $288,973 in 1997 and $257,236 in 1996                    $299,075         $266,348
                                                                     --------         --------
      Actuarial present value of projected
         benefit obligation                                           352,405          313,878
      Plan assets at fair value                                       444,326          394,533
                                                                     --------         --------
      Plan assets in excess of projected benefit
         obligation                                                    91,921           80,655
      Unrecognized net gain                                           (50,665)         (44,689)
      Remaining unrecognized prior service cost                        (3,198)          (4,315)
      Unrecognized transition asset being
        amortized over 16 years                                        (7,100)          (8,283)
                                                                     --------         --------
      Prepaid pension expense                                        $ 30,958         $ 23,368
                                                                     ========         ========

      Actuarial assumptions used to calculate the projected benefit obligations were 7.25% for the settlement rate in 1997 and 7.75% in 1996, and 5% for future compensation level increases in 1997 and 1996. The investment earnings rate was 9% in 1997 and 1996. The changes in the actuarial present value of the accumulated benefit obligation and the projected benefit obligation for 1997 primarily resulted from the decrease in the settlement rate assumption. Assets of the plan consist primarily of listed stocks, including common stock of the Company amounting to $25.3 million and $19.2 million at December 31, 1997 and 1996, respectively, and corporate and government debt.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Company has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by the Company's Board of Directors. Profit-sharing expense amounted to $22.8 million in 1997, $20.4 million in 1996 and $28.7 million in 1995.

      The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Amounts contributed by the Company to the plans amounted to $14.4 million in 1997, $14.7 million in 1996 and $5.4 million in 1995.

8.    Postretirement Benefits Other Than Pensions:

      The Company provides postretirement healthcare and life insurance benefits for eligible employees. The healthcare benefit is based on comprehensive hospital, medical and surgical benefit provisions, while the life insurance is based on annual earnings at the time of retirement. Employees who retired before specified dates are eligible for these benefits at no cost. Employees retiring after specified dates are eligible for these benefits on a shared cost basis. The Company funds the accrued costs as benefits are paid.

      The postretirement expense includes the following components:

                                                                              (Thousands)
                                                                   -------------------------------
                                                                     1997         1996        1995
                                                                     ----         ----        ----
        Benefits earned                                            $  387       $  427      $  233
        Amortization of transition obligation                         976          976         976
        Other amortization and deferral                              (115)          40        (918)
        Interest cost on accumulated postretirement
           benefit obligation                                       2,817        2,868       2,509
                                                                   ------       ------      ------
        Postretirement expense                                     $4,065       $4,311      $2,800
                                                                   ======       ======      ======

      The following table presents the plan status at December 31:

                                                                                       (Thousands)
                                                                                ------------------------
                                                                                    1997            1996
                                                                                    ----            ----
        Accumulated postretirement benefit obligation:
            Retirees                                                             $41,522         $34,337
            Fully eligible active plan participants                                  984             883
            Other active plan participants                                         4,140           3,172
                                                                                 -------         -------
        Total accumulated postretirement benefit obligation                       46,646          38,392
        Unrecognized net gain (loss)                                              (4,333)          6,517
        Unrecognized prior service cost                                             (235)           (245)
        Unrecognized transition obligation being amortized
            over 20 years                                                        (14,638)        (15,614)
                                                                                 -------         -------
        Accrued postretirement benefit obligation                                $27,440         $29,050
                                                                                 =======         =======

      Actuarial assumptions used to calculate the accumulated postretirement benefit obligation were 7.25% for the weighted average discount rate in 1997 and 7.75% for 1996, and 9% for the healthcare cost trend rate in 1997 and 10% for 1996, decreasing on a graduated basis to an ultimate rate of 6% in the year 2000. A one percentage point change in the assumed healthcare cost trend rate for each future year would change the postretirement benefit cost by approximately $285,000 for the year ended December 31, 1997, and the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $3.3 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.    Provision to Reduce Carrying Value of Certain Assets:

      During the second quarter of 1997, the Company recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its product distribution segment's wire and cable subsidiary, HWC Distribution Corp. ("HWC"). The sale of HWC was completed in May 1997. The net income impact of this write-down resulted in a decrease in net income of $11.7 million or $.04 per share for the year ended December 31, 1997.

      During the third quarter of 1996, the Company incurred non-cash, pretax charges of $120.3 million to write down the carrying value of certain assets. In accordance with the Company's plan to dispose of its wire and cable subsidiary, the Company recorded a pretax write-down of $45.3 million in the carrying value of goodwill related to HWC. In addition, the information services segment recorded a pretax write-down of $53.0 million, primarily consisting of an adjustment to the carrying value of certain capitalized software development costs. The write-down of software resulted from performing a net realizability evaluation of software-related products that have been impacted by changes in software and hardware technologies. Finally, due to current and projected future operating losses sustained by its community banking operations, information services also recorded a pretax write-down of $22.0 million to adjust the carrying value of these operations to their estimated fair value based upon projections of future cash flows. The net income impact of these write-downs resulted in a decrease in net income of $72.7 million or $.25 per share for the year ended December 31, 1996.

      Operating results of the wire and cable subsidiary included in the Company's consolidated results of operations were as follows:

                                                     (Thousands)
                                          ---------------------------------
                                             1997         1996         1995
                                             ----         ----         ----
      Revenues and sales                  $42,847     $156,536     $158,605
      Operating income                    $ 1,473     $  7,919     $ 11,039

10.   Gain on Disposal of Assets, Write-down of Assets and Other:

      During the third quarter of 1997, the Company recorded a pretax gain of $34.4 million primarily related to the sale of its investment in a software company. During the second quarter of 1997, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from the sale of this stock amounted to $185.9 million. During the first quarter of 1997, the Company recorded a pretax gain of $16.2 million from the sale of information services' healthcare operations; and the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships. The net income impact from these transactions resulted in an increase of $121.5 million in net income or $.44 per share for the year ended December 31, 1997.

      During the first quarter of 1996, the Company recorded a pretax gain of $15.3 million from the sale of wireline properties in Nevada to Citizens Utilities Company ("Citizens"). The Company also incurred $15.8 million of termination fees related to the early retirement of $200 million of long-term debt, and the Company realized a pretax loss of $1.8 million related to the withdrawal of its investment in GO Communications Corporation. The net income impact from these transactions resulted in a decrease in net income of $1.5 million or $.01 per share for the year ended December 31, 1996.

      During 1995, the Company recorded pretax gains of $49.8 million on the sale of its wireline properties in Arizona, California, New Mexico, Oregon, Tennessee, Utah, and West Virginia to Citizens. In addition, the Company incurred $14.0 million of termination fees related to the early retirement of $200 million of long-term debt. Finally, the Company recorded an additional pretax write-down of $5.0 million to reflect the net realizable value of its information services segment's check processing operations. The net income impact from these transactions resulted in an increase of $19.8 million in net income or $.07 per share for the year ended December 31, 1995.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   Lease Commitments

      Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for office space, office equipment, real estate and tower space, were as follows as of December 31, 1997 (in thousands):


                   Year                         Amount
                   ----                         ------
                   1998                       $ 48,484
                   1999                         39,476
                   2000                         32,218
                   2001                         27,856
                   2002                         22,694
                   Thereafter                  104,700
                                              --------
                      Total                   $275,428
                                              ========

      Rental expense under operating leases totaled $47.3 million in 1997, $44.4 million in 1996 and $45.5 million in 1995.

12.   Income Taxes

      Income tax expense was as follows:

                                                     (Thousands)
                                        ---------------------------------------
                                            1997           1996            1995
                                            ----           ----            ----
      Federal                           $343,460       $181,246        $194,620
      State and other                     51,184         46,286          47,975
                                        --------       --------        --------
                                        $394,644       $227,532        $242,595
                                        ========       ========        ========


      The federal income tax expense consists of the following:

                                                      (Thousands)
                                        --------------------------------------

                                            1997           1996           1995
                                            ----           ----           ----
      Currently payable                 $242,809       $158,089       $114,104
      Deferred                           105,574         32,090         89,772
      Investment tax credit amortized     (4,923)        (8,933)        (9,256)
                                        --------       --------       --------
                                        $343,460       $181,246       $194,620
                                        ========       ========       ========



      Deferred income tax expense results principally from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, that will be in effect in the years in which the temporary differences are expected to reverse. For the Company's regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as a regulatory asset or liability. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates.

      Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows:
                                               1997     1996     1995
                                               ----     ----     ----
      Statutory income tax rates               35.0%    35.0%    35.0%
      Increase (decrease):
         Investment tax credit                 (0.5)    (1.5)    (1.6)
         State income taxes, net of
           federal benefit                      3.4      5.2      5.2
         Amortization of intangibles            1.3      1.9      2.3
         Other items                            0.9     (1.3)    (0.2)
                                               ----     ----     ----
      Effective income tax rates               40.1%    39.3%    40.7%
                                               ====     ====     ====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The significant components of the Company's net deferred income tax liability were as follows at December 31:

                                                          (Thousands)
                                                    -----------------------
                                                        1997         1996
                                                        ----         ----
      Property, plant and equipment                 $539,856      $522,471
      Capitalized computer software                   80,466        71,609
      Unrealized holding gain on investments         196,634       231,982
      Operating loss carryforwards                   (48,915)      (43,709)
      Other, net                                     (76,880)      (13,072)
                                                    --------      --------
                                                     691,161       769,281
      Valuation allowance                             19,562        10,149
                                                    --------      --------
        Total                                       $710,723      $779,430
                                                    ========      ========

      At December 31, 1997 and 1996, total deferred tax assets were $275.8 million and $245.9 million, respectively, and total deferred tax liabilities were $986.5 million and $1,025.3 million, respectively.

      The valuation allowance primarily represents tax benefits of certain state operating loss carryforwards and other deferred tax assets which may expire unutilized. During 1997, the valuation allowance increased $9.4 million primarily due to purchase accounting adjustments related to a 1996 acquisition. As of December 31, 1997 and 1996, the Company had available tax benefits associated with federal and state operating loss carryforwards of $24.7 million and $14.5 million, respectively, which expire in varying amounts annually from 1998 to 2012.

13.   Other Income, Net:

      The components of other income, net were as follows:

                                                                        (Thousands)
                                                         ----------------------------------------
                                                              1997            1996           1995
                                                              ----            ----           ----
      Equity earnings in unconsolidated partnerships      $ 92,087        $ 77,500       $ 59,046
      Minority interest in consolidated partnerships       (87,966)        (80,073)       (62,014)
      Capitalized interest during construction              13,964           7,394          7,774
      Interest and dividend income                             524             500          1,052
      Other non-operating income (expense)                  (3,331)          1,471          2,185
                                                          --------        --------       --------
                                                          $ 15,278        $  6,792       $  8,043
                                                          ========        ========       ========


14.   QUARTERLY FINANCIAL INFORMATION - (Unaudited)

(Dollars in thousands, except for per share amounts)

                                                  1997                                                    1996
                       ------------------------------------------------------ ------------------------------------------------------
                            Total        4th        3rd        2nd        1st      Total        4th        3rd        2nd        1st
                       ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Revenues and sales     $4,545,140 $1,182,269 $1,145,509 $1,141,717 $1,075,645 $4,239,467 $1,091,321 $1,076,815 $1,067,286 $1,004,045

Operating income       $1,020,866 $  272,682 $  276,227 $  248,019 $  223,938 $  811,470 $  225,782 $  119,429 $  248,671 $  217,588

Net income             $  589,381 $  131,588 $  150,943 $  195,697 $  111,153 $  351,256 $  102,301 $   41,711 $  116,192 $   91,052
Preferred dividends         1,008        243        251        256        258      1,071        258        265        274        274
                       ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net income applicable
 to common shares      $  588,373 $  131,345 $  150,692 $  195,441 $  110,895 $  350,185 $  102,043 $   41,446 $  115,918 $   90,778

Earnings per share:
 Basic                      $2.13      $ .48      $ .55      $ .70      $ .40      $1.27      $ .37      $ .15      $ .42      $ .33
 Diluted                    $2.11      $ .47      $ .54      $ .70      $ .40      $1.26      $ .36      $ .15      $ .42      $ .33


From Current Businesses1:
 Revenues and sales    $4,502,293 $1,182,269 $1,145,509 $1,130,400 $1,044,115 $3,967,839 $1,024,775 $1,008,575 $  998,730 $  935,759
 Operating income      $1,036,324 $  272,682 $  276,227 $  264,573 $  222,842 $  921,358 $  218,637 $  237,036 $  250,015 $  215,630
 Net income            $  478,802 $  131,588 $  128,374 $  119,155 $   99,685 $  419,822 $   98,440 $  112,986 $  117,125 $   91,271
 Basic earnings
   per share                $1.73     $  .48     $  .46     $  .43     $  .36      $1.51     $  .35     $  .41     $  .42     $  .33
 Diluted earnings
   per share                $1.72     $  .47     $  .46     $  .43     $  .36      $1.50     $  .35     $  .40     $  .42     $  .33

1Excludes the sold wireline, healthcare, wire and cable operations and the provision to reduce carrying value of certain assets, gain on disposal of assets and other.

Note: A. Third quarter 1997 net income includes a pretax gain of $34.4 million primarily related to the sale of the Company's investment in a software company.  This gain increased net income by $22.6 million or approximately $.09 per share.
         (See Note 10.)
      B. Second quarter 1997 operating income includes a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations.  In addition, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock.  These transactions increased net income by $76.4 million or $.27 per share.  (See Notes 9 and 10.)
      C. First quarter 1997 net income includes a pretax gain of $16.2 million from the sale of information services' healthcare operations.  In addition, the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated entities.  These transactions increased net income by $10.8 million or $.04 per share.
         (See Note 10.)
      D. Third quarter 1996 operating income includes pretax write-downs of $45.3 million and $22.0 million in the carrying value of the Company's wire and cable operations and the information services segment's community banking operations, respectively.  In addition, the information services segment recorded a pretax write-down of  $53.0 million to reflect the net realizable value of certain capitalized software development costs.  These transactions decreased net income by $72.7 million or $.25 per share.  (See Note 9.)
      E. First quarter 1996 net income includes a pretax gain of $15.3 million from the sale of certain wireline properties, $15.8 million of termination fees related to the early retirement of long-term debt and a pretax loss of $1.8 million from the withdrawal of an investment.  These transactions decreased net income by $1.5 million or less than $.01 per share.
         (See Note 10.)
      F. All adjustments necessary for a fair presentation of results for each period have been included.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

    The following is a discussion and analysis of the historical results of operations and financial condition of ALLTEL Corporation ("ALLTEL" or the "Company"). This discussion should be read in conjunction with the audited consolidated financial statements, including the notes thereto, for the years ended December 31, 1997, 1996 and 1995.

Forward-Looking Statements
--------------------------

    This Management's Discussion and Analysis of Financial Condition and Results of Operations includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by the Company and its management may include, certain forward-looking statements, including (without limitation) statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestitive opportunities, Year 2000 compliance and other similar forecasts and statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. Forward-looking statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

    Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of important factors. Representative examples of these factors include (without limitation) rapid technological developments and changes in the telecommunications and information services industries; ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company's ability to change its pricing for communications services; the possible future unavailability of accounting under Statement of Financial Accounting Standards No. 71 for the Company's wireline subsidiaries; continuing consolidation in certain industries, such as banking, served by the Company's information services business; the risks associated with relatively large, multi-year contracts in the Company's information services business; and higher than anticipated expenditures associated with the Company's Year 2000 efforts. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, domestic and international economic conditions, governmental and public policy changes and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company's future business.

COMPLETION OF MERGER

    On July 1, 1998, ALLTEL completed its merger with 360 Communications Company ("360"). The merger was accounted for as a pooling of interests;
and accordingly, all prior period financial information has been restated to include the 360 operations. The financial statements presented include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360. See note 2 to the audited consolidated financial statements for additional information regarding the merger transaction.

RESULTS OF OPERATIONS

Overview
--------
In 1997, ALLTEL continued to focus on its strategic priorities and undertook several initiatives designed to strengthen its communications business and to expand its position as an information technology provider to the financial services and communications industries. ALLTEL also provided new or enhanced services to its customers and pursued new growth opportunities. During 1997, the Company converged its wireline and wireless businesses into a single operation capable of delivering to customers one-stop shopping for a full range of communications products and services. ALLTEL also constructed network facilities to provide communications services in select areas within its geographically focused communications markets that are located outside its traditional service areas. In addition, information services invested in new businesses in order to expand its service offerings into existing markets. The Company also completed the sale of certain non-strategic operations and investments within its information services and product distribution segments. Results for 1997 reflect the impact of these initiatives. Wireless operating results reflect continued growth in its customer base. Wireline's operating results remained solid reflecting steady access line growth. Information services' operating results, adjusted for the impact of the asset disposals, reflect increased revenues and sales and operating income primarily due to growth in existing data processing contracts and the addition of new outsourcing agreements. Product distribution's operating results reflect the disposal of the wire and cable operations completed in May 1997.
       Revenues and sales increased $305.7 million or 7 percent in 1997, $341.0 million or 9 percent in 1996 and $398.5 million or 11 percent in 1995. Operating income increased $209.4 million or 26 percent in 1997, decreased $17.9 million or 2 percent in 1996 and increased $109.9 million or 15 percent in 1995. Growth in revenues and sales in 1997 was impacted by the sales of HWC and information services' healthcare operations, while revenues and sales for 1996 and 1995 were impacted by the sale of certain wireline properties. Operating income for 1997 and 1996 also includes non-recurring charges to write down the carrying value of certain assets, as further discussed below. Adjusted to exclude the results from operations for the asset dispositions and to exclude the impact of the asset write-downs, revenues and sales would have increased $534.5 million or 13 percent in 1997, $450.7 million or 13 percent in 1996 and $391.8 million or 13 percent in 1995, and operating income would have increased $115.0 million or 12 percent in 1997, $142.0 million or 18 percent in 1996 and $121.6 million or 18 percent in 1995.
       Net income increased $238.1 million or 68 percent in 1997, decreased $1.7 million or less than 1 percent in 1996 and increased $100.9 million or 40 percent in 1995. Basic and diluted earnings per share increased 68 percent and 67 percent, respectively in 1997, both decreased 1 percent in 1996 and basic and diluted earnings per share increased 41 percent and 40 percent, respectively in 1995. In addition to the asset write-downs and dispositions, reported net income and basic and diluted earnings per share were impacted by several non-extraordinary, non-recurring items discussed below. Excluding the impact in each year of the asset dispositions, write-downs and non-recurring items, net income would have increased $59.8 million or 14 percent in 1997, $117.8 million or 39 percent in 1996 and $39.8 million or 15 percent in 1995. Basic and diluted earnings per share both would have increased 15 percent in 1997, 39 percent in 1996 and 15 percent in 1995.
       Net income and earnings per share adjusted for the asset dispositions, write-downs and non-extraordinary, non-recurring items are summarized in the following tables:

(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------
                                                                        1997             1996            1995
                                                                        ----             ----            ----
Net income, as reported                                             $589,381         $351,256        $352,921
Disposition of healthcare, wire and cable
   and wireline operations                                              (838)          (6,429)        (31,881)
Non-recurring items, net of tax:
--------------------------------
   Provision to reduce carrying value of certain assets               11,744           72,716               -
   Gain on disposal of assets                                       (121,485)          (8,465)        (28,793)
   Termination fees on early retirement of long-term debt                  -            9,946           8,944
                                                                    --------         --------        --------
Net income, as adjusted                                             $478,802         $419,024        $301,191
                                                                    ========         ========        ========
-----------------------------------------------------------------------------------------------------------------------
                                                                    Basic                               Diluted
                                                         ---------------------------        ---------------------------
                                                          1997       1996       1995         1997       1996      1995
                                                          ----       ----       ----         ----       ----      ----
Earnings per share, as reported                          $2.13      $1.27      $1.28        $2.11      $1.26     $1.27
Disposition of healthcare, wire and cable
   and wireline operations                                   -       (.02)      (.12)           -       (.02)     (.12)
Non-recurring items:
--------------------
   Provision to reduce carrying value
     of certain assets                                     .04        .25          -          .04        .25         -
   Gain on disposal of assets                             (.44)      (.03)      (.10)        (.43)      (.03)     (.10)
   Termination fees on early retirement
     of long-term debt                                       -        .04        .03            -        .04       .03
                                                         -----      -----      -----        -----      -----     -----
Earnings per share, as adjusted                          $1.73      $1.51      $1.09        $1.72      $1.50     $1.08
                                                         =====      =====      =====        =====      =====     =====
-----------------------------------------------------------------------------------------------------------------------

The net income and earnings per share impact of the asset dispositions, write-downs and the non-extraordinary, non-recurring items has been presented as supplemental information only. The non-recurring items reflected in the above tables are discussed below in reference to the caption in the consolidated statements of income in which they are reported.

Provision to Reduce Carrying Value of Certain Assets
----------------------------------------------------
During 1997, ALLTEL recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its wire and cable subsidiary, HWC. The net income impact of this write-down resulted in a decrease in net income of $11.7 million or $.04 per share.
       During 1996, the Company incurred non-cash, pretax charges of $120.3 million to write down the carrying value of certain assets. In accordance with ALLTEL's plan to dispose of its wire and cable subsidiary, the Company recorded a pretax write-down of goodwill in the amount of $45.3 million. In addition, information services recorded a pretax write-down of $53.0 million in the carrying value of certain assets primarily consisting of capitalized software development costs. The write-down of software resulted from performing a net realizability evaluation of software-related products that have been impacted by changes in software and hardware technologies. Information services also recorded a pretax write-down of $22.0 million to adjust the carrying value of its community banking operations to their estimated fair value based upon projections of future cash flows. The net income impact of these write-downs resulted in a decrease in net income of $72.7 million or $.25 per share.

Gain on Disposal of Assets, Write-down of Assets and Other
----------------------------------------------------------
During 1997, the Company recorded a pretax gain of $37.5 million primarily related to the sale of its investment in a software company. ALLTEL also recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc. (formerly WorldCom, Inc.) common stock. In addition, the Company recorded a pretax gain of $16.2 million from the sale of information services' healthcare operations; and the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships. The net income impact from these transactions resulted in an increase in net income of $121.5 million or $.44 per share ($.43 per share on a diluted basis).

       In 1996, the Company recorded a pretax gain of $15.3 million from the sale of wireline properties in Nevada to Citizens Utilities Company ("Citizens"). ALLTEL also incurred $15.8 million of termination fees related to the early retirement of $200 million of long-term debt. Additionally, ALLTEL realized a pretax loss of $1.8 million related to the withdrawal of its investment in GO Communications Corporation ("GOCC"). The net income impact from these transactions resulted in a decrease of $1.5 million in net income or $.01 per share.
       In 1995, the Company recorded pretax gains totaling $49.8 million from the disposal of certain wireline properties in Arizona, California, New Mexico, Oregon, Tennessee, Utah and West Virginia to Citizens. The Company also recorded an additional pretax write-down of $5.0 million to reflect the net realizable value of information services' check processing operations. Additionally, ALLTEL incurred $14.0 million of termination fees related to the early retirement of $200 million of long-term debt. The net income impact from these transactions resulted in an increase of $19.8 million in net income or $.07 per share.

RESULTS OF OPERATIONS BY BUSINESS SEGMENT
Communications-Wireless Operations
----------------------------------
(Dollars in millions)                   1997        1996       1995
--------------------------------------------------------------------
Revenues and sales                  $1,838.5    $1,544.5    $1,198.9
Operating income                    $  460.4    $  370.2    $  262.0
Total customers                    3,523,839   2,951,548   2,126,299
Market penetration rate                10.7%        9.1%        7.7%
Churn                                   2.0%        2.0%        1.9%


Wireless revenues and sales increased $294.0 million or 19 percent in 1997, $345.6 million or 29 percent in 1996 and $334.6 million or 39 percent in 1995. Operating income increased $90.2 million or 24 percent in 1997, $108.2 million or 41 percent in 1996 and $96.0 million or 58 percent in 1995.
       Customer growth continued, as the number of customers increased 19 percent over 1996, compared to annual growth rates in customers of 39 percent in 1996 and 40 percent in 1995. While the rate of customer growth has declined, the overall market penetration rate (number of customers as a percentage of the total population in ALLTEL's service areas) has increased.
       Wireless revenues and sales increased in all periods primarily due to the significant growth in ALLTEL's customer base. The acquisition of new wireless properties and increased ownership interest in existing wireless properties also contributed to the growth in revenues and sales in all periods. Partially offsetting the increases in revenues resulting from customer growth and acquisitions were declines in the average monthly revenue per customer. Average monthly revenue per customer was $48 for 1997, $52 for 1996 and $56 for 1995. The decline in average monthly revenue per customer in 1997 reflects the migration of existing customers to lower rate plans, increased penetration into lower-usage market segments and a reduction in roaming revenue rates. As a result of increased current and expected future competition in its service areas, ALLTEL increased its offering of monthly service plans, which have lower base access rates and include more packaged airtime minutes. Migration of existing customers to the newly offered rate plans is expected to continue, and accordingly, this trend could impact future revenue growth. The declines in average monthly revenue per customer in 1996 and 1995 primarily reflect increased penetration into lower-usage market segments and reductions in roaming revenue rates.
       Operating income increased in all periods primarily due to the growth in revenues and sales and effective management of the cost to acquire new customers. The cost to acquire new customers represents sales, marketing and advertising costs and losses on equipment sales for each new cellular customer added. The cost to acquire each new cellular customer was $285, $295 and $286 for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in 1997 was due to a decline in advertising, promotional and other marketing expenses related to branding in 1996. The increases in operating income for all periods were also partially offset by higher expenses for depreciation related to increased capital investment and other operating expenses. Operating income in 1997 was favorably impacted by a reduction in losses incurred from fraud and adversely impacted in 1996 by increased losses from fraud. During the third quarter of 1996, the Company implemented new technologies to control fraud and enhanced its credit and collection procedures. For each of the past three calendar quarters, the Company has experienced a decline in losses sustained from fraud.

Communications-Wireline Operations
----------------------------------
(Dollars in millions)                     1997         1996          1995
-------------------------------------------------------------------------
Local service                         $  535.9     $  487.1      $  474.0
Network access and long-distance         609.4        589.9         643.6
Miscellaneous                             88.7         90.4          91.1
                                      --------     --------      --------
  Total revenues and sales            $1,234.0     $1,167.4      $1,208.7
Operating income                      $  450.0     $  409.3      $  418.6
Access lines in service              1,789,317    1,681,395     1,623,440


Wireline's revenues and sales increased $66.6 million or 6 percent in 1997, decreased $41.3 million or 3 percent in 1996 and increased $12.1 million or 1 percent in 1995. Operating income increased $40.7 million or 10 percent in 1997, decreased $9.3 million or 2 percent in 1996 and increased $18.4 million or 5 percent in 1995. As previously discussed, ALLTEL sold certain wireline properties in eight states to Citizens during 1996 and 1995. The sale of properties to Citizens resulted in decreases in revenues and sales and operating income in 1996 of $88.4 million and $31.7 million, respectively, while in 1995, the disposition of properties resulted in decreases in revenues and sales and operating income of $27.2 million and $7.2 million, respectively. Excluding the impact of the sale of properties to Citizens, wireline's revenues and sales would have increased $47.1 million or 4 percent in 1996 and $39.3 million or 4 percent in 1995, and operating income would have increased $22.4 million or 6 percent in 1996 and $25.6 million or 7 percent in 1995.
       Local service revenues increased $48.8 million or 10 percent in 1997, $13.1 million or 3 percent in 1996 and $20.8 million or 5 percent in 1995. The increases in local service revenues in all periods reflect growth in customer access lines and growth in enhanced services and other special feature revenues. Customer access lines increased 6 percent in 1997, primarily reflecting increased sales of residential and second access lines. Local service revenues for 1997 also reflect the expansion of local calling areas in North Carolina and Georgia, which reclassified certain revenues from network access and long-distance revenues to local service revenues. The increases in local service revenues in 1996 and 1995 resulting from growth in both customer access lines and enhanced services and other special feature revenues were partially offset by the property sales to Citizens. Future access line growth is expected to result from population growth in the Company's service areas, from sales of second access lines and through strategic acquisitions.
       Network access and long-distance revenues increased $19.5 million or 3 percent in 1997, compared to decreases of $53.7 million or 8 percent in 1996 and $10.4 million or 2 percent in 1995. The increase in 1997 primarily reflects higher volumes of access usage, partially offset by the reclassification of certain revenues to local service revenues, as previously discussed. The decrease in network access and long-distance revenues in 1996 primarily reflects the sale of properties to Citizens, partially offset by higher volumes of access usage. Network access and long-distance revenues decreased in 1995 primarily due to the impact of certain regulatory commission actions designed to reduce earnings levels in California and Ohio and due to the sale of wireline properties to Citizens.
       Miscellaneous revenues decreased $1.7 million or 2 percent in 1997, decreased $0.7 million or 1 percent in 1996 and increased $1.7 million or 2 percent in 1995. The decrease in 1997 primarily reflects a reduction in intrastate billing and collection revenues. The decrease in miscellaneous revenues in 1996 primarily reflects the sale of properties to Citizens, partially offset by increases in directory advertising revenues. The increase in miscellaneous revenues in 1995 was primarily due to increases in directory advertising revenues, partially offset by the sale of properties to Citizens.
       Total wireline operating expenses increased $25.9 million or 3 percent in 1997, compared to decreases of $32.0 million or 4 percent in 1996 and $6.3 million or 1 percent for 1995. Operating expenses for 1997 reflect increases in depreciation, network-related expenses, increased data processing charges and additional costs incurred by ALLTEL in consolidating its customer service operations. Operating expenses decreased in 1996 and 1995 by approximately $56.7 million and $20.0 million, respectively, as a result of the sale of properties to Citizens. The decrease in operating expenses in 1996 attributable to the sale of properties to Citizens was partially offset by increased expense for maintenance and repair of cable, digital electronic switching and circuit equipment and an increase in depreciation expense. Operating expenses decreased in 1995 primarily due to the sale of properties to Citizens, lower maintenance costs for buildings and electro-mechanical switching equipment and decreases in call completion and other general and administrative expenses. These decreases were partially offset by increases in depreciation, maintenance and repair expenses and information services and engineering charges.
       On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. On
November 6, 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation. The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and on July 3, 1997, the Georgia Court of Appeals (the "Appellate Court") reversed the Superior Court's decision. On August 5, 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Appellate Court's decision be reversed. On October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Appellate Court's ruling that the Georgia PSC had the authority to order the rate reductions. The case will now return to the Superior Court for a hearing on the merits and provide ALLTEL the opportunity to challenge the Georgia PSC's order by asserting a number of additional federal and state constitutional and other legal grounds. Since the Company believes that it will prevail in this case, the Company has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.
       ALLTEL's wireline subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). If ALLTEL's wireline subsidiaries no longer qualified for the provisions of SFAS 71, the accounting impact to the Company would be an extraordinary non-cash charge to operations of an amount that could be material. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts the wireline subsidiaries' ability to establish prices to recover specific costs and (2) significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to ensure the continuing application of SFAS 71 is appropriate. As a result of the passage of the Telecommunications Act of 1996 (the "96 Act")and state telecommunications reform legislation, ALLTEL's wireline subsidiaries could begin to experience increased competition in their local service areas. To date, competition has not had a significant adverse effect on the operations of ALLTEL's wireline subsidiaries.
        In August 1996, the FCC issued regulations implementing the local competition provisions of the 96 Act. These regulations established pricing rules for state regulatory commissions to follow with respect to entry by competing carriers into the local, intrastate markets of incumbent local exchange carriers ("ILECs") and addressed interconnection, unbundled network elements and resale rates. The FCC's authority to adopt such pricing rules, including permitting new entrants to "pick and choose" among the terms and conditions of approved interconnection agreements, was challenged in federal court by various ILECs and state regulatory commissions. On July 18, 1997, the U.S. Eighth Circuit Court of Appeals (the "Eighth Circuit Court") issued its decision and vacated the FCC's pricing rules including the "pick and choose" provisions, finding, among other matters, that the FCC had exceeded its jurisdiction in establishing pricing rules for intrastate communications services. In responding to petitions for rehearing of its earlier decision, the Eighth Circuit Court ruled on October 14, 1997, that ILECs are not required by the 96 Act to recombine network elements purchased by requesting carriers on an unbundled basis. The FCC asked the U.S. Supreme Court ("Supreme Court") to review two interconnection decisions of the Eighth Circuit Court, and the Supreme Court agreed to review these decisions. Oral arguments were held before the Supreme Court on October 13, 1998.
       In May 1997, the FCC issued regulations relating to access charge reform and universal service. The access charge reform regulations are applicable mainly to price cap regulated local exchange companies. Since ALLTEL's wireline subsidiaries are not price cap regulated companies, the access charge regulations, with few exceptions, are not currently applicable to them. However, the FCC instituted a rulemaking in June 1998 in which it proposed to amend the access charge rules for rate-of-return LECs in a manner similar to that earlier adopted for price cap LECs. The FCC's proposal involves the modification of the transport rate structure, the reallocation of costs in the transport interconnection charge, and amendments to reflect changes necessary to implement universal service. The issue of additional pricing flexibility for rate-of-return LECs is expected to be addressed in a subsequent phase of the proceeding. Comments and reply comments on the FCC's proposal were filed
August 17th and September 17th, respectively. Once the access charge rules for rate-of-return LECs are finalized, ALLTEL will assess the impact, if any, the new rules will have on its wireline operations. Based upon ALLTEL's review of the FCC's regulations concerning the universal service subsidy, it is unlikely that material changes in the universal service funding for ALLTEL's wireline subsidiaries will occur prior to 2001. In 2001, the universal service subsidy is scheduled to change from being based on actual costs to being based on a proxy model. Since the FCC has not yet determined the content of any such proxy model, the impact, if any, of this change in the universal service funding for ALLTEL's wireline subsidiaries cannot be determined at this time. The impact of the FCC's universal service order on ALLTEL's other telecommunications operations continues to be evaluated. Appeals of certain aspects of the universal service order are before the U.S. Fifth Circuit Court of Appeals.
       On October 5, 1998, the FCC began a proceeding to consider a represcription of the authorized rate of return for the interstate access services of approximately 1,300 ILECs, including ALLTEL's wireline subsidiaries. The currently prescribed rate of return is 11.25 percent. The purpose of the FCC's proceeding is to determine whether the prescribed rate of return corresponds to current market conditions and whether the rate should be changed. A decision by the FCC related to this matter is not expected until 1999.
       As resolution of the regulatory matters discussed above that are currently under FCC and/or judicial review is uncertain and regulations to implement other provisions of the 96 Act have yet to be issued, ALLTEL cannot predict at this time the specific effects that the 96 Act and future competition will have on its wireline operations.

Communications-Emerging Businesses
----------------------------------
(Millions)                       1997        1996      1995
-----------------------------------------------------------
Revenues and sales             $ 52.0       $10.2      $  -
Operating loss                 $(22.1)      $(9.2)     $  -

Emerging businesses primarily consist of the Company's long-distance operations which began providing service to customers in May 1996. During 1997, the Company also began to offer competitive local access and Internet access services. Long-distance and Internet access services are currently marketed to residential and business customers in the majority of states in which ALLTEL provides communications services. As a competitive local exchange carrier ("CLEC"), the Company offers local access services to business customers in select markets outside its traditional service areas. During 1998, the Company began offering network management services to business customers in select markets. In March 1998, the Company also began providing Personal Communications Services ("PCS") service in Jacksonville, Florida, and ALLTEL expects to begin offering PCS service in other markets in the near future.
       Revenues and sales increased in 1997 primarily due to growth in the long-distance operations. The operating losses sustained by emerging businesses reflect the start-up nature of these operations.

Information Services Operations
-------------------------------
(Millions)                       1997        1996         1995
--------------------------------------------------------------
Revenues and sales             $974.2      $960.1       $929.7
Operating income               $144.9      $ 65.4       $130.6

Information services' revenues and sales increased $14.1 million or 1 percent in 1997, $30.4 million or 3 percent in 1996 and $66.0 million or 8 percent in 1995. Growth in revenues and sales for 1997 was impacted by the sale of healthcare operations completed in January 1997. Excluding the sold healthcare operations, information services' revenues and sales would have increased $123.7 million or 15 percent in 1997.
       Excluding the impact of the sold healthcare operations, revenues and sales increased in 1997 primarily due to growth in the financial services and telecommunications businesses, while revenues and sales increased in 1996 and 1995 primarily due to growth in the telecommunications operations. The increases in revenues and sales for all periods reflect volume growth in existing contracts, the addition of new outsourcing agreements and additional software maintenance and service revenues. Growth in revenues and sales for 1996 was also impacted by a reduction in revenues earned on an outsourcing agreement accounted for under the percentage-of-completion method, while revenue growth for 1996 and 1995 was impacted by the sale of the check processing operations completed in September 1995. Additionally, the increases in revenues and sales in all periods were partially offset by lost operations from contract terminations due to the merger and consolidation activity in the domestic financial services market and by a reduction in revenues collected for early termination of facilities management contracts. Although the number of mortgage loans serviced increased in all periods, growth in the related processing revenues has occurred at a slower rate due to consolidations in the mortgage industry, which have resulted in lower incremental revenues realized on a per-loan basis. The domestic financial services industry continues to experience consolidation due to mergers.
       Operating income increased $79.5 million or 122 percent in 1997, decreased $65.2 million or 50 percent in 1996 and increased $1.8 million or 1 percent in 1995. Operating income for 1996 includes the impact of the $75.0 million write-down in the carrying value of software and certain other assets, as previously discussed. Excluding the impact of these write-downs and the sold healthcare operations, operating income would have increased $6.2 million or 5 percent in 1997 and $16.1 million or 13 percent in 1996. Operating income for 1997 reflects the growth in revenues and sales noted above, as well as improved profit margins realized from the international financial services business, partially offset by the loss of operations due to the sale of the healthcare business. Growth in operating income for 1997 was adversely impacted by start-up and product development costs associated with several new business initiatives designed to expand the Company's service offerings in existing markets. Included in these initiatives are the Enterprise Network Services, Professional Services and Call Center Solutions business units. Excluding the impact of the asset write-downs and dispositions, the increase in operating income in 1996 reflects the increase in revenues and sales. Operating income in 1996 was also impacted by start-up costs associated with the Enterprise Network Services business unit. The increase in operating income in 1995 reflects the growth in revenues and sales, partially offset by lower margins realized on international software sales due to increased costs to procure and support these sales. Growth in operating income for all periods was adversely impacted by the loss of higher-margin operations due to contract terminations, reductions in fees collected on the early termination of facilities management contracts and an increase in operating costs, corresponding with the growth in revenues and sales. Depreciation and amortization expense increased in 1996 and 1995 due to the acquisition of additional data processing equipment and an increase in the amortization of internally developed software.

Product Distribution Operations
-------------------------------
(Millions)                           1997        1996         1995
------------------------------------------------------------------
Revenues and sales                 $360.1      $452.6       $448.4
Operating income                   $ 13.9      $ 23.4       $ 27.1

Product distribution's revenues and sales decreased $92.5 million or 20 percent in 1997, compared to increases of $4.2 million or 1 percent in 1996 and $11.4 million or 3 percent in 1995. Operating income decreased $9.5 million or 41 percent in 1997 and $3.7 million or 14 percent in 1996 and increased $3.4 million or 14 percent in 1995.
       The decrease in revenues and sales for 1997 primarily reflects the sale of HWC. Sales of telecommunications and data products increased $21.1 million in 1997 primarily reflecting increased sales to affiliated and non-affiliated customers and additional retail sales of these products at the Company's counter showrooms. Revenues and sales increased in 1996 primarily due to growth in sales of telecommunications and data products to non-affiliated customers, including increased retail sales of these products at counter showrooms. Sales of telecommunications and data products to affiliates decreased $18.1 million in 1996, primarily reflecting the sale of properties to Citizens and an overall reduction in capital expenditures by the remaining wireline subsidiaries, as compared to 1995. Sales of electrical wire and cable products also decreased slightly in 1996. The increase in revenues and sales in 1995 was primarily due to growth in the sale of telecommunications and data products.
       Operating income decreased in 1997 primarily due to the decrease in revenues and sales noted above. Lower gross profit margins realized on the sale of telecommunications and data products due to increased competition and a reduction in product cost rebates received from vendors also impacted operating income growth in 1997. In addition, increased selling expenses also impacted operating income growth in 1997. The decrease in operating income in 1996 primarily reflects lower profit margins realized on the sale of electrical wire and cable products. During 1996, gross profit margins for electrical wire and cable products were adversely impacted by sharp declines in copper prices, as compared to the prior year. Gross profit margins were also impacted by increased competition, primarily from direct sales by manufacturers. Operating income increased in 1995 primarily due to the increase in revenues and sales previously noted, partially offset by an increase in selling-related expenses. Increased profit margins on electrical wire and cable products, primarily resulting from an increase in copper prices, also contributed to the growth in operating income in 1995.

Other Operations
----------------
(Millions)                      1997          1996          1995
----------------------------------------------------------------
Revenues and sales            $118.9        $137.4        $139.7
Operating income              $  8.0        $ 10.5        $  6.3

Other operations' revenues and sales decreased $18.5 million or 13 percent in 1997, $2.3 million or 2 percent in 1996 and $24.6 million or 15 percent in 1995. Operating income decreased $2.5 million or 24 percent in 1997, increased $4.2 million or 67 percent in 1996 and decreased $8.2 million or 57 percent in 1995.
       Revenues and sales decreased in 1997 due to a reduction in the number of directories published. Compared to 1996, 43 fewer directories were published in 1997. Revenues and sales decreased in 1996 due to a reduction in directory publishing revenues, primarily resulting from the loss of several large independent directory contracts. The decrease in revenues and sales in 1996 was partially offset by the receipt of a one-time settlement from GTE Directories Corporation ("GTE Directories") for reimbursement of certain computer software conversion costs incurred by the Company subsequent to its purchase of GTE Directories' independent directory operations. Revenues and sales decreased in 1995 as a result of a reduction in the number of directories published and due to a prospective change in accounting in late 1993, whereby the Company began recognizing all revenues and expenses related to a directory in the month of publication, instead of recognizing the revenues and expenses ratably over a 12-month period. As a result of this change, revenues and sales in 1994 included additional revenues from directories accounted for under the previous method adding to the decrease in 1995.
       The decrease in operating income in 1997 primarily reflects the decrease in directory publishing revenues noted above. The increase in operating income in 1996 reflects the impact of the one-time settlement received from GTE Directories, elimination of certain amounts paid to GTE Directories and improved collection experience related to directory advertising revenues. The Company's publishing subsidiary had previously contracted with GTE Directories to receive directory advertising sales support, printing and other services. In 1996, these sales and service functions were performed at a lower cost internally by the Company's publishing subsidiary. Operating income decreased in 1995 primarily due to the decrease in revenues and sales previously noted. Operating income for 1995 also reflects lower margins realized on affiliate directories due to increased fees for publishing rights paid to affiliates under terms of a new contract.

Interest Expense
----------------
Interest expense increased $24.6 million or 10 percent in 1997, decreased $35.5 million or 13 percent in 1996 and increased $37.1 million or 16 percent in 1995. The increase in interest expense in 1997 reflects the issuance of $200 million of debentures completed in March 1997 and the issuance of $122 million of subordinated promissory notes issued in November 1996 in connection with an acquisition. The decrease in interest expense in 1996 primarily reflects the two debt refinancings completed in March 1996 and October 1995, which resulted in the retirement of three high-cost debt issues. Interest expense in 1996 also reflects reduced borrowing rates resulting from the recapitalization of 360 at the time of its spinoff from Sprint Corporation. (See note 2 to the audited financial statements for additional information regarding
360's spinoff). The increase in interest expense in 1995 reflects increased borrowing levels including amounts outstanding under the Company's revolving credit agreement, partially offset by the reduction in interest expense resulting from the refinancing of $200 million of debentures completed in October 1995.

Income Taxes
------------
Income tax expense increased $167.1 million or 73 percent in 1997, decreased $15.1 million or 6 percent in 1996 and increased $72.1 million or 42 percent in 1995. The changes in income tax expense for all periods primarily reflect the tax-related impact of the various one-time, non-recurring items, previously discussed. Excluding the impact on tax expense of these transactions in each year, income tax expense would have increased $35.7 million or13 percent in 1997, $44.2 million or 19 percent in 1996 and $39.3 million or 20 percent in 1995, consistent with the overall growth in ALLTEL's earnings from continuing operations before one-time, non-recurring items.

Average Common Shares Outstanding
---------------------------------
The average number of common shares outstanding decreased slightly in 1997. During 1997, 872,000 shares were issued in connection with acquisitions, common shares issued through stock option plans amounted to 618,000 shares, and preferred stock and debentures were converted into 67,000 shares. These increases were offset by the Company's repurchase on the open market of 6,594,000 of its common shares. The average number of common shares outstanding increased slightly in 1996. During 1996, 4,810,000 shares were issued in connection with acquisitions, common shares issued through stock option plans amounted to 439,000 shares, and preferred stock and debentures were converted into 28,000 shares. These increases were offset by the Company's repurchase on the open market of 2,480,000 of its common shares. The average number of common shares outstanding increased slightly in 1995. During 1995, common shares issued through stock option plans amounted to 1,227,000 shares, and preferred stock and debentures were converted into 60,000 shares.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

(Dollars in millions,
except per share amounts)                 1997            1996            1995
------------------------------------------------------------------------------
Cash provided from operations         $1,181.4        $1,189.8        $  844.5
Capital expenditures                  $  826.9        $  763.8        $  846.7
Total capital structure               $6,471.0        $6,059.8        $5,260.9
Percent equity to total capital          42.1%           42.4%           37.0%
Interest coverage ratio                  3.96x           3.45x           3.07x
Book value per share                     $9.91           $9.16           $7.00

Cash provided from operations continues to be ALLTEL's primary source of liquidity. The increase in cash provided from operations for 1996 primarily reflects growth in earnings of the Company and changes in working capital requirements mainly attributable to timing differences in the payment of accounts payable. Cash provided from operations increased in 1995 primarily due to growth in earnings of the Company, partially offset by an increase in working capital requirements.
       Capital expenditures increased in 1997 primarily due to the start-up construction of ALLTEL's PCS network and due to construction of additional network facilities. Capital expenditures decreased in 1996 and 1995 primarily as a result of the sale of wireline properties and a reduction in capital expenditures by the remaining wireline subsidiaries. The Company financed the majority of its capital expenditures through the internal generation of funds in each of the past three years. Capital expenditures were incurred to continue to modernize and upgrade ALLTEL's telecommunications network, to invest in equipment to provide new telecommunications services, such as PCS, Internet access and long-distance, and to expand into existing information services markets. Capital expenditures are forecast at approximately $850 million for 1998, which are expected to be funded primarily from internally generated funds.
       Cash flows from investing activities for 1997 include a cash outlay of $146.5 million related to the acquisition of PCS licensing rights. ALLTEL acquired PCS licensing rights for 73 markets in 12 states. The PCS licenses increase the size of ALLTEL's potential wireless customer base to 50.6 million. Cash flows from investing activities for 1997 also include a total cash outlay of $124.3 million for additional investments in cellular partnerships in which the Company owns a minority interest. Included in this total is a cash outlay of $80 million for a 25 percent ownership interest in a cellular partnership serving the Orlando, Florida and Richmond, Virginia markets. Cash flows from investing activities for 1997 also include total cash outlays of $112.9 million for various acquisitions, including a wireline property in Georgia, two wireless properties in Alabama and the purchase of additional ownership interests in 16 wireless properties in which the Company owns a controlling interest. Cash flows from investing activities for 1996 include a cash outlay of $352.5 million primarily related to the acquisition of Independent Cellular Network, Inc. ("ICN"). ICN owned and operated cellular systems serving more than 140,000 customers in Ohio, Kentucky, Pennsylvania and West Virginia.
       Cash flows from investing activities for 1997 include proceeds of $185.9 million from the sale of a portion of ALLTEL's investment in MCI WorldCom, Inc. common stock. Additionally, cash flows from investing activities for 1997 include proceeds of $202.3 million received from the sale of property, principally consisting of three non-strategic operations. In September 1997, the Company received cash proceeds of $48.7 million in connection with the sale of an investment in a software company. In May 1997, ALLTEL completed the sale of its wire and cable subsidiary, HWC, for approximately $45.0 million in cash; and in January 1997, the Company received cash proceeds of $104.9 million in connection with the sale of its healthcare operations. The proceeds from the sale of assets were used primarily to reduce borrowings under the Company's revolving credit agreement. Cash flows from investing activities for both 1996 and 1995 include proceeds totaling $38.7 million and $212.9 million, respectively, which were received principally from the sale of certain wireline properties to Citizens, as previously discussed. Cash flows from investing activities for 1996 also include proceeds of $30.4 million related to the withdrawal of ALLTEL's investment in GOCC.
       Cash flows from financing activities include dividend payments and the repurchase by ALLTEL of its common stock. Common and preferred dividend payments amounted to $206.3 million in 1997, $198.1 million in 1996 and $182.3 million in 1995. The increases in each year primarily reflect growth in the annual dividend rates on ALLTEL's common stock. Under a share repurchase program initiated by the Company in 1996 and expanded in 1997, the Company repurchased 6.6 million and 2.4 million of its shares at a total cost of $212.0 million and $79.0 million in 1997 and 1996, respectively. The Company believes it has adequate internal and external capital resources available to finance its ongoing operating requirements including capital expenditures, business development and the payment of dividends.
       At December 31, 1997, ALLTEL and 360 had separate lines of credit under revolving credit agreements. Borrowings outstanding under these agreements at December 31, 1997, 1996 and 1995 were $847.9 million, $763.7 million and $151.5 million, respectively. The weighted average interest rate on borrowings outstanding under these agreements at December 31, 1997, was 6.5 percent. Upon completion of its merger with 360, ALLTEL refinanced the borrowings outstanding under 360's revolving credit agreement (approximately $495 million) through ALLTEL's existing credit facilities, and 360's revolving credit agreement was terminated. Additional borrowings under the revolving credit agreements in 1997 were incurred primarily to fund the stock repurchase program and to acquire the PCS licensing rights. As previously noted, proceeds from the sales of the wire and cable and healthcare operations and from the sale of investments in a software company and MCI WorldCom, Inc. common stock were used primarily to reduce borrowings outstanding under the revolving credit agreements.
       Long-term debt issued was $282.6 million in 1997, $1,948.9 million in 1996 and $376.6 million in 1995, while retirements of long-term debt amounted to $42.6 million in 1997, $1,642.5 million in 1996 and $277.6 million in 1995.
Long-term debt issued in 1997 includes the net increase in revolving credit agreement borrowings from December 31, 1996 and the issuance of $200 million of
7.6 percent notes. In 1996, ALLTEL issued $300 million of 7.0 percent debentures to refinance $200 million of 9.5 percent debentures and to reduce borrowings under its revolving credit agreement. Also in 1996, in connection with its spinoff from Sprint, 360 repaid $1.4 billion of intercompany debt. The repayment was funded by proceeds from the issuance of $900 million of senior notes and from $500 million of initial borrowings under 360's revolving credit agreement. In addition, the Company issued $122 million of subordinated promissory notes in connection with the ICN acquisition. In 1995, the Company issued $200 million of 6.75 percent debentures to refinance two existing high-cost debt issues. The repayment of intercompany debt to Sprint and the refinanced debt issue represent substantially all of the long-term debt retired in 1996, while the two refinanced debt issues represent the majority of long-term debt retired in 1995. In connection with the debt refinancings completed in 1996 and 1995, the Company was required to pay termination fees in the amount of $15.8 million and $14.0 million, respectively. The remaining borrowings for 1996 and 1995 were used for investments, acquisitions and other general corporate requirements. The loans were obtained through the private placement market, public issuance and the Rural Utilities Service financing programs for wireline companies. The Company and its subsidiaries expect these sources to continue to be available for future borrowings. Following its merger with 360, ALLTEL's bond ratings with Moody's Investors Service and Standard & Poor's Corporation were A2 and A-, respectively, compared to A2 and A+, respectively, prior to the merger. (See note 5 to the consolidated financial statements for additional information regarding the Company's long-term debt.)

Other Financial Information
---------------------------
Management is currently not aware of any environmental matters which in the aggregate would have a material adverse effect on the financial condition or results of operations of the Company.

Recently Issued Accounting Pronouncements
-----------------------------------------
In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"). This pronouncement, effective for calendar year 1998 financial statements, requires comprehensive income and its components to be reported either in a separate financial statement, combined and included with the statement of income or included in a statement of changes in stockholders' equity. Comprehensive income equals the total of net income and all other non-owner changes in equity. For ALLTEL, comprehensive income will equal its reported consolidated net income plus the change from the previously reported period in the unrealized holding gain on its investment in MCI WorldCom, Inc. common stock. Currently, this unrealized holding gain, net of tax, is reported in the Company's consolidated balance sheets as a separate component of stockholders' equity. Accordingly, the adoption of SFAS 130 will require the Company to modify the presentation of information already disclosed in the consolidated financial statements.
       Also, in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). This pronouncement, also effective for calendar year 1998 financial statements, requires reporting segment information consistent with the way executive management of an entity disaggregates its operations internally to assess performance and make decisions regarding resource allocations. Among information to be disclosed, SFAS 131 requires an entity to report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. SFAS 131 also requires reconciliations of total segment revenues, total segment profit or loss and total segment assets to the corresponding amounts shown in the entity's consolidated financial statements. The Company does not expect that the adoption of SFAS 131 will significantly change the number or designation of the reportable segments currently disclosed in its consolidated financial statements.

Market Risk
-----------
The Company is exposed to market risk from changes in marketable equity security prices and from changes in interest rates on its credit facility and long-term debt obligations that impact the fair value of these obligations.
       At December 31, 1997, investments of the Company are recorded at fair value of $1,228.7 million. The fair value of investments is based on the quoted market prices and the carrying value of investments for which there is no quoted market price. Of the total investments, marketable equity securities, consisting principally of the Company's investment in MCI WorldCom, Inc. common stock, amounted to $575.5 million and included unrealized holding gains of $300.7 million. These marketable equity securities held by the Company have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10 percent adverse change in quoted market prices, and would amount to a decrease in the recorded value of the investments of approximately $57.6 million.
       The Company has no material future earnings or cash flow exposures from changes in interest rates on its long-term debt obligations, as substantially all of the Company's long-term debt obligations are fixed rate obligations. At December 31, 1997 the fair value of the Company's long-term debt was estimated to be $3,804.6 million based on the overall weighted rate of debt of 7.1 percent and an overall weighted maturity of 9.5 years compared to terms and rates currently available in the long-term markets. Such fair value exceeded the carrying value of long-term debt by $105.1 million. Market risk is estimated as the potential decrease in the fair value of the Company's long-term debt resulting from a hypothetical increase of 71 basis points (10 percent of the Company's overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $114 million decrease in the fair value of the Company's long-term debt.
       Although the Company conducts business in foreign countries, the international operations are not material to the Company's operations, financial condition and liquidity. Additionally, the foreign currency translation gains and losses were not material to the Company's results of operations for the year ended December 31, 1997. Accordingly, the Company is not currently subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currency would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates. The Company is evaluating the future use of such financial instruments.
                                       43